Exhibit 99.1

Motorola Solutions Appoints Peter Leav to Board of Directors

CHICAGO – March 12, 2026 – Motorola Solutions (NYSE: MSI), a global leader in mission-critical safety and security solutions, today announced that Peter Leav has been appointed to its board of directors. Leav is a senior advisor at TPG and brings more than 25 years of leadership experience with a demonstrated track record of driving growth at large-scale software technology companies.

“I’m thrilled to welcome Peter to the board,” said Greg Brown, chairman and CEO, Motorola Solutions. “His deep expertise in software and cybersecurity, combined with his record of successfully leading multiple enterprise technology companies, will be quite valuable as we take this company to the next level.”

“I am honored to join the Motorola Solutions board of directors at a time when the mission of creating a safer world is more important than ever,” said Peter Leav, senior advisor, TPG. “I look forward to working with Greg and the team to help further accelerate their industry-leading position and expanding technology portfolio.”

Leav currently serves as a senior advisor at TPG, a leading global alternative asset manager with a principled focus on innovation. Additionally, Leav serves as vice chairman of the board of directors of Everfox and as a board member of New Relic. Prior to his current role, Leav served as president and chief executive officer of McAfee. Prior to that, he was president and chief executive officer of BMC Software and Polycom. He also previously served on the board of directors of Box, Proofpoint, and HD Supply.

About Motorola Solutions | Solving for safer

Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our solutions foster the collaboration that’s critical for safer communities, safer schools, safer hospitals, safer businesses, and ultimately, safer nations. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

Media Contact:

Alexandra Reynolds

Motorola Solutions

+1 312 965 3968

alexandra.reynolds@motorolasolutions.com